Exhibit 3

EXECUTION VERSION

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of November 21, 2017 (this “Pledge Agreement”), made by Alpha Merit Corporation (the “Pledged Share Collateral Guarantor”) in favor of Wells Fargo Bank, National Association, a national banking association, as Collateral Trustee (in such capacity, the “Collateral Trustee”) for the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to the Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Navios Maritime Holdings Inc., a Marshall Islands corporation, and Navios Maritime Finance II (US) Inc., a Delaware corporation, as co-issuers, the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee and Collateral Trustee, the Holders have agreed to purchase the Notes upon the terms and subject to the conditions set forth therein;

WHEREAS, the Pledged Share Collateral Guarantor is the owner of the Pledged Shares (as hereinafter defined) listed on Schedule I hereto; and

WHEREAS, it is a condition precedent to the obligation of the Holders to purchase the Notes that the Pledged Share Collateral Guarantor shall have executed and delivered this Pledge Agreement to the Collateral Trustee, for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the foregoing premises and to induce the Holders to purchase the Notes, the Pledged Share Collateral Guarantor hereby agrees with the Collateral Trustee, for the benefit of the Secured Parties, as follows:

1.    Defined Terms. Unless otherwise defined herein, terms that are defined in the Indenture and used herein are so used as so defined, and the following terms shall have the following meanings:

“Code” means the Uniform Commercial Code from time to time in effect in the State of New York.

“Collateral” means the Pledged Shares and all Proceeds of each thereof.

“Obligations” means all principal, premium and interest on the Notes and all other sums of money payable under the Indenture and the Notes, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including any interest, fees and other amount which, but for the filing of a petition in bankruptcy with respect to the Co-Issuers or any Secured Guarantor, would have accrued on any Obligation, whether or not such interest, fees or other amount is an allowed claim under applicable law) under any of the Indenture or the Notes.

“Pledge Agreement” means this Pledge Agreement, as amended, supplemented or otherwise modified from time to time.

“Pledged Company” means each of Navios Maritime Partners L.P., Navios Maritime Acquisition Corporation, Navios Maritime Containers Inc. and Navios GP L.L.C.

“Pledged Shares” means the Capital Stock of the Pledged Companies owned by the Pledged Share Collateral Guarantor on the date hereof and listed on Schedule I hereto, together with all certificates, instruments, agreements, options or rights of any nature whatsoever that may be issued or granted by the Pledged Companies to the Pledged Share Collateral Guarantor while this Pledge Agreement is in effect.

“Proceeds” means all “proceeds”, as such term is defined in Section 9-102 of the Code, of the Pledged Shares and, in any event, shall include, without limitation, all dividends, distributions or other income from the Pledged Shares, collections thereon or distributions with respect thereto.

“Secured Parties” means the Collateral Trustee, the Trustee and the Holders.

2.    Pledge; Grant of Security Interest. The Pledged Share Collateral Guarantor hereby delivers to the Collateral Trustee, for the benefit of the Secured Parties, all certificates or instruments representing or evidencing the Pledged Shares on the date hereof, and hereby transfers and grants to the Collateral Trustee, for the benefit of the Secured Parties, a first priority security interest in all of the Pledged Share Collateral Guarantor’s right, title and interest in the Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

3.    Powers. Concurrently with the delivery to the Collateral Trustee of each certificate, instrument or agreement representing the Pledged Shares, the Pledged Share Collateral Guarantor shall deliver an undated instrument of transfer covering such certificate, duly executed in blank by the Pledged Share Collateral Guarantor.

4.    Representations and Warranties. The Pledged Share Collateral Guarantor represents and warrants that:

(a)    the Pledged Shares constitute all of the issued and outstanding shares or units of all classes of the Capital Stock of the Pledged Companies owned by the Pledged Share Collateral Guarantor on the date hereof;

(b)    all of the Pledged Shares have been duly and validly issued and is fully paid and nonassessable;

(c)    the Pledged Share Collateral Guarantor is the record and beneficial owner of the Pledged Shares, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Pledge Agreement and Permitted Liens; and

(d)    by virtue of the execution and delivery by the Pledged Share Collateral Guarantor of this Pledge Agreement and delivery of the Collateral to and continued possession by the Collateral Trustee in the State of New York, assuming the Collateral consists of certificated securities (as such term is defined in Section 8-102 of the Code), the Collateral Trustee for the benefit of the Secured Parties has a legal, valid and perfected lien upon and security interest in such Collateral.

5.    Covenants. The Pledged Share Collateral Guarantor covenants and agrees with the Collateral Trustee and the other Secured Parties that, from and after the date of this Pledge Agreement until the Obligations are paid in full:

(a)    If the Pledged Share Collateral Guarantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in Capital Stock in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Pledged Shares, whether in addition to, in substitution of, as a conversion of, or in exchange for any shares or units of, or other ownership interests in, the Pledged Shares, or otherwise in respect thereof, the Pledged Share Collateral Guarantor shall accept the same as the agent of the Collateral Trustee and the other Secured Parties, hold the same in trust for the Collateral Trustee for the benefit of the Secured Parties and deliver the same forthwith to the Collateral Trustee in the exact form received, duly indorsed by the Pledged Share Collateral Guarantor to the Collateral Trustee, if required, and, in the case of stock certificates, together with an undated transfer instrument covering such certificate duly executed in blank by the Pledged Share Collateral Guarantor and with, if the Collateral Trustee so reasonably requests, signature guaranteed, to be held by the Collateral Trustee, subject to the terms hereof, as additional collateral security for the Obligations.

(b)    The Pledged Share Collateral Guarantor shall not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral except that, subject to the rights of the Collateral Trustee hereunder, the Pledged Share Collateral Guarantor may sell, assign, transfer, exchange or otherwise dispose of, or grant options with respect to, Collateral to the extent expressly permitted by the Indenture whereupon, in the case of any such disposition, the Liens created hereby in such item (but not in any Proceeds arising from such disposition) shall cease immediately without any further action on the part of the Collateral Trustee in accordance with the terms of the Indenture, or (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the Lien provided for by this Pledge Agreement and Permitted Liens. The Pledged Share Collateral Guarantor will defend the right, title and interest of the Collateral Trustee and the other Secured Parties in and to the Collateral against the claims and demands of all Persons whomsoever.

(c)    At any time and from time to time, and at the sole expense of Pledged Share Collateral Guarantor, the Pledged Share Collateral Guarantor will promptly and duly execute, deliver and have recorded such further instruments and documents and take such further actions as necessary, or as the Collateral Trustee may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted including, without limitation, filing any financing or continuation statements under the Code (or similar laws) in effect in any jurisdiction with respect to the security interests created hereby and delivery of proxies, dividend payment orders and other instruments to permit the Collateral Trustee to exercise its rights under this Pledge Agreement and receive all dividends and other distributions which it is entitled to receive hereunder.

(d)    The Pledged Share Collateral Guarantor will not (i) change its jurisdiction of organization or (ii) change its name without (x) delivering not more than ten (10) days’ subsequent written notice to the Collateral Trustee and (y) filing with the applicable filing office and delivering to the Collateral Trustee, within ten (10) days of such change of organization or name, all additional financing statements and other documents necessary to maintain the validity, perfection and priority of the security interests provided for herein following such change.

6.    Cash Distributions; Voting Rights. Unless an Event of Default shall have occurred and be continuing, the Pledged Share Collateral Guarantor shall be permitted to receive all dividends, interest, distributions, cash, instruments or other payments or other distributions paid by each Pledged Company to the extent permitted in the Indenture in respect of the Pledged Share Collateral, and to exercise all voting, corporate rights and other consensual rights and powers with respect to the Pledged Shares or any part thereof, provided, however, that the Pledged Share Collateral Guarantor agrees that it shall not vote in any way which would result in any violation of any provision of the Indenture, the Notes or any other Security Document or which would materially impair the Collateral. The Collateral Trustee shall, at the sole cost and expense of the Pledged Share Collateral Guarantor, execute and deliver (or cause to be executed and delivered) to the Pledged Share Collateral Guarantor all proxies and other instruments as the Pledged Share Collateral Guarantor may reasonably request for the purpose of enabling the Pledged Share Collateral Guarantor to (i) exercise the voting and other rights that it is entitled to exercise pursuant to this Section 6 and (ii) to receive the dividends, interest, distributions, cash, instruments or other payments or distributions which it is authorized to receive and retain pursuant to this Section 6.

7.    Rights of the Secured Parties and the Collateral Trustee.

(a)    If an Event of Default shall occur and be continuing and the Collateral Trustee shall give at least fifteen (15) Business Days written notice including details of the Event of Default and stating its intent to exercise such rights to the Pledged Share Collateral Guarantor, (i) the Collateral Trustee shall have the right to receive any and all cash dividends or distributions paid in respect of the Pledged Shares and make application thereof to the Obligations in such order as set forth in the Indenture, and (ii) all shares or units of the Pledged Shares may be registered in the name of the Collateral Trustee or its nominee, and, subject to the terms of this Pledge Agreement, the Collateral Trustee or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such shares or units of the Pledged Shares at any meeting of holders of membership interests of any Pledged Company or otherwise; provided that the Collateral Trustee shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledged Share Collateral Guarantor to exercise such rights and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares or units of the Pledged Share Collateral as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Shares upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Pledged Company, or upon the exercise by the Pledged Share Collateral Guarantor or the Collateral Trustee of any right, privilege or option pertaining to such shares or units of the Pledged Shares and, in connection therewith, the right to deposit and deliver any and all of the Pledged Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it and except for its gross negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction, but the Collateral Trustee shall have no duty to the Pledged Share Collateral Guarantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b)    The rights of the Collateral Trustee and the other Secured Parties hereunder shall not be conditioned or contingent upon the pursuit by the Collateral Trustee or any other Secured Party of any right or remedy against any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral security therefor, guarantee therefor or right of offset with respect thereto. Neither the Collateral Trustee nor any other Secured Party shall be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall the Collateral Trustee be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledged Share Collateral Guarantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Trustee agrees to release promptly to the Pledged Share Collateral Guarantor any dividends, distributions, cash, securities, instruments and other property paid, payable or otherwise distributed in respect of the Collateral which it may receive under

Section 7(a) if, prior to the occurrence of an acceleration of any of the Obligations, all Defaults and Events of Default have been waived or are no longer continuing.

(c)    The Collateral Trustee may execute any of its duties under this Pledge Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Trustee shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(d)    The Collateral Trustee shall be afforded all of the rights, powers, protections, immunities and indemnities of the Collateral Trustee set forth in the Indenture as if the same were specifically set forth herein.

8.    Remedies. If an Event of Default has occurred and is continuing and if the Collateral Trustee shall give at least fifteen (15) Business Days written notice, the Collateral Trustee, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party upon default under the Code. Without limiting the generality of the foregoing, the Collateral Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledged Share Collateral Guarantor, the Co-Issuers or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of the Collateral Trustee or any other Secured Party or elsewhere upon such terms and conditions as it may deem commercially reasonable and at such prices as it may deem best for cash or on credit or for future delivery without assumption of any credit risk; provided that the Collateral Trustee shall have given at least ten (10) days prior written notice of the time and place of any public sale or other disposition of the Collateral or the time after which any private sale or other disposition is to be made. The Collateral Trustee and each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledged Share Collateral Guarantor, which right or equity is hereby waived and released. The Collateral Trustee promptly shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Trustee and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements of counsel to the Collateral Trustee, to the payment in whole or in part of the Obligations, in the order set forth in Section 6.10 of the Indenture, and only after such application and after the payment by the Collateral Trustee of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the Collateral Trustee account for the surplus, if any, to the Pledged Share Collateral Guarantor. To the extent permitted by applicable law, the Pledged Share Collateral Guarantor waives all claims, damages and demands it may acquire against the Collateral Trustee or any other Secured Party arising out of the lawful exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. The Pledged Share Collateral Guarantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Collateral Trustee or any other Secured Party to collect such deficiency.

9.    No Subrogation. Notwithstanding any payment or payments made by the Pledged Share Collateral Guarantor hereunder, or any setoff or application of funds of the Pledged Share Collateral Guarantor by any Secured Party, or the receipt of any amounts by the Collateral Trustee or any other Secured Party with respect to any of the Collateral, the Pledged Share Collateral Guarantor shall not be entitled to be subrogated to any of the rights of the Collateral Trustee or any other Secured Party against any Pledged Company or any other obligor or against any other collateral security held by the Collateral Trustee or any other Secured Party for the payment of the Obligations, nor shall the Pledged Share Collateral Guarantor seek any reimbursement from any Pledged Company or any other obligor in respect of payments made by the Pledged Share Collateral Guarantor in connection with the Collateral, or amounts realized by the Collateral Trustee or any other Secured Party in connection with the Collateral, and any such rights of subrogation and reimbursement of the Pledged Share Collateral Guarantor are hereby waived until all amounts owing to the Collateral Trustee and the other Secured Parties on account of the Obligations are paid in full and the Commitments are terminated.

10.    Amendments, etc. with Respect to the Obligations. The Pledged Share Collateral Guarantor shall remain obligated hereunder, and the Collateral shall remain subject to the Lien granted hereby, notwithstanding that, without any reservation of rights against the Pledged Share Collateral Guarantor, and without notice to or further assent by the Pledged Share Collateral Guarantor, any demand for payment of any of the Obligations made by the Collateral Trustee or any other Secured Party may be rescinded by the Collateral Trustee or such other Secured Party, and any of the Obligations continued, and the Obligations, or the liability of the Pledged Companies or any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered, or released by the Collateral Trustee or any other Secured Party, and the Indenture, the Notes, the Security Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the Indenture and any guarantee, right of offset or other collateral security at any time held by the Collateral Trustee or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. None of the Collateral Trustee or any other Secured Party shall have any obligation to protect, secure, perfect or insure any other Lien at any time held by it as security for the Obligations or any property subject thereto. The Pledged Share Collateral Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Collateral Trustee or any other Secured Party upon this Pledge Agreement; the Obligations, and any of them shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Pledge Agreement; and all dealings between the Pledged Companies and the Pledged Share Collateral Guarantor, on the one hand, and the Collateral Trustee and the other Secured Parties, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Pledge Agreement. The Pledged Share Collateral Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Pledged Companies, the Pledged Share Collateral Guarantor or any other obligor with respect to the Obligations.

11.    Limitation on Duties Regarding Collateral. Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Trustee will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Collateral Trustee will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Trustee will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Trustee in good faith. None of the Collateral Trustee nor any other Secured Party, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledged Share Collateral Guarantor or otherwise.

12.    Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

13.    Severability. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.    Section Headings. The section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

15.    Rules of Construction. The rules of construction specified in Section 1.04 of the Indenture shall be applicable to this Pledge Agreement.

16.    No Waiver; Cumulative Remedies. Neither the Collateral Trustee nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 17 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any default of any obligation under the Indenture or any Security Document or in any breach of any of the terms and conditions hereof or thereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Trustee or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Trustee or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Trustee or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17.    Intention: Waivers and Amendments; Successors and Assigns; Governing Law. This Pledge Agreement represents the entire agreement of the Pledged Share Collateral Guarantor with respect to the subject matter hereof and there are no promises or representations by the Collateral Trustee or any other Secured Party relative to the subject matter hereof not reflected herein or in the Indenture or any other Security Document. None of the terms or provisions of this Pledge Agreement may be amended, supplemented or otherwise modified except by a written instrument executed by the Pledged Share Collateral Guarantor and the Collateral Trustee subject to any consent required by the Indenture; provided that, for the avoidance of doubt, no further consent shall be required to amend this Pledge Agreement for purposes of making such changes as shall be necessary or advisable in order for any of the Pledged Shares to (a) be listed or de-listed on a securities exchange and/or (b) be eligible for trading and clearing through a securities trading or clearance system . This Pledge Agreement shall be binding upon the successors and assigns of the Pledged Share Collateral Guarantor and shall inure to the benefit of the Collateral Trustee and the other Secured Parties and their respective successors and assigns. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

18.    Notices. Notices by the Collateral Trustee to the Pledged Share Collateral Guarantor or the Pledged Companies may be given by mail or by facsimile transmission, addressed or transmitted to the Pledged Share Collateral Guarantor or the Pledged Companies at the address or transmission number set forth in Section 13.02 of the Indenture and shall be effective (a) in the case of mail, three Business Days after being deposited in the mail, postage prepaid, and (b) in the case of telecopy notice, when received. The Pledged Share Collateral Guarantor and the Pledged Companies may change their respective addresses and transmission numbers by written notice to the Collateral Trustee.

19.    Counterparts. This Pledge Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

20.    Irrevocable Authorization and Instruction to the Pledged Companies. The Pledged Share Collateral Guarantor hereby authorizes and instructs the Pledged Companies to comply with any instruction received by it from the Collateral Trustee in writing that (a) states that an Event of Default has occurred and is continuing and (b) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from the Pledged Share Collateral Guarantor, and the Pledged Share Collateral Guarantor agrees that the Pledged Companies shall be fully protected in so complying.

21.    Authority of Collateral Trustee.

(a)    The Pledged Share Collateral Guarantor acknowledges that the rights and responsibilities of the Collateral Trustee under this Pledge Agreement with respect to any action taken by the Collateral Trustee or the exercise or non-exercise by the Collateral Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge Agreement shall, as between the Collateral Trustee and the other Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Trustee and the Pledged Share Collateral Guarantor, the Collateral Trustee shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and neither the Pledged Share Collateral Guarantor, the Pledged Companies nor any other obligor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. Pursuant to any applicable law, the Pledged Share Collateral Guarantor authorizes the Collateral Trustee to file or record financing statements with respect to the Collateral (without the signature of the Pledged Share Collateral Guarantor) in such form and in such offices as the Collateral Trustee determines appropriate to perfect the security interests of the Collateral Trustee under this Pledge Agreement; provided, however, that nothing herein shall require the Collateral Trustee to file financing statements, termination statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein.

(b)    The Pledged Share Collateral Guarantor hereby appoints the Collateral Trustee its attorney in fact, with full authority in the place and stead of Pledged Share Collateral Guarantor and in the name of Pledged Share Collateral Guarantor, or otherwise, from time to time in the Collateral Trustee’s discretion to take any action and to execute any instrument consistent with the terms of this Agreement, the Indenture and the other Security Documents which the Collateral Trustee may deem necessary or advisable to accomplish the purposes of this Agreement. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. The Pledged Share Collateral Guarantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

22.    Termination. This Pledge Agreement shall terminate when all the Obligations have been fully paid and performed (other than contingent indemnification obligations in which no claim has been made or is reasonably foreseeable). Upon such termination, the Collateral Trustee shall on its behalf and on behalf of the other Secured Parties reassign and redeliver (or cause to be reassigned and redelivered) to the Pledged Share Collateral Guarantor, or to such person or persons as the Pledged Share Collateral Guarantor shall designate or to whomever may be lawfully entitled to receive such surplus, against receipt, such of the Collateral (if any) as shall not have been sold or otherwise applied by the Collateral Trustee pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be without recourse upon or warranty by the Collateral Trustee (other than a warranty that the Collateral Trustee has not assigned its rights and interests hereunder to any other Person) and at the sole cost and expense of the Pledged Share Collateral Guarantor. In addition, at any time and from time to time prior to such termination of the Liens, the Collateral Trustee may release any of the Collateral as contemplated by the Indenture. Upon any such termination of the Liens or release of Collateral, the Collateral Trustee will, upon request by and at the expense of the Pledged Share Collateral Guarantor, execute and deliver to the Pledged Share Collateral Guarantor such documents as the Pledged Share Collateral Guarantor shall reasonably request to evidence the termination of the Liens or the release of such Collateral, as the case may be. Upon any release of Collateral pursuant to this Section 22, none of the Secured Parties shall have any continuing right or interest in such Collateral.

IN WITNESS WHEREOF, the undersigned have caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

ALPHA MERIT CORPORATION

By:	/s/ George Achniotis
Name: George Achniotis
Title: President/Director

[Signature Page to Pledge Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Yana Kislenko
Name: Yana Kislenko
Title: Vice President

[Signature Page to Pledge Agreement]

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledge receipt of a copy of the Pledge Agreement dated as of November 21, 2017 (the “Agreement”), made by the Pledged Share Collateral Guarantor party thereto for the benefit of Wells Fargo Bank, National Association, as Collateral Trustee. The undersigned agree for the benefit of the Collateral Trustee and the other Secured Parties as follows:

1.    The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2.    The undersigned will notify the Collateral Trustee promptly in writing of the occurrence of any of the events described in Section 5 of the Agreement.

3.    The undersigned agree to comply with any instruction received from the Collateral Trustee, in writing, that states that an Event of Default has occurred and is continuing.

[Signature Page Follows]

NAVIOS MARITIME PARTNERS L.P.

By:	/s/ Efstratios Desypris
Name: Efstratios Desypris
Title: Chief Financial Officer

NAVIOS GP L.L.C.

By:	/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papaefthymiou
Title: Secretary

NAVIOS MARITIME ACQUISITION CORPORATION

By:	/s/ Leonidas Korres
Name: Leonidas Korres
Title: Chief Financial Officer

NAVIOS MARITIME CONTAINERS INC.

By:	/s/ George Achniotis
Name: George Achniotis
Title: Executive Vice President – Business Development

[Signature Page to Acknowledgement to Pledge Agreement]

SCHEDULE I

Pledge Agreement

DESCRIPTION OF PLEDGED SHARES

Pledged Share Collateral Guarantor	Issuer	Number of Shares
Alpha Merit Corporation	Navios Maritime Partners L.P.	8,421,233 Common Units

Alpha Merit Corporation	Navios Maritime Partners L.P.	4,000,000 Common Units

Alpha Merit Corporation	Navios Maritime Partners L.P.	4,000,000 Common Units

Alpha Merit Corporation	Navios Maritime Partners L.P.	4,000,000 Common Units

Alpha Merit Corporation	Navios Maritime Partners L.P.	4,000,000 Common Units

Alpha Merit Corporation	Navios Maritime Partners L.P.	4,000,000 Common Units

Alpha Merit Corporation	Navios Maritime Acquisition Corporation	20,000,000 shares Common Stock

Alpha Merit Corporation	Navios Maritime Acquisition Corporation	20,000,000 shares Common Stock

Alpha Merit Corporation	Navios Maritime Acquisition Corporation	20,000,000 shares Common Stock

Alpha Merit Corporation	Navios Maritime Acquisition Corporation	5,301,220 shares Common Stock

Alpha Merit Corporation	Navios Maritime Acquisition Corporation	1,000 Series C Convertible Preferred Stock

Alpha Merit Corporation	Navios GP L.L.C.	100% limited liability interest

Alpha Merit Corporation	Navios Maritime Containers Inc.	3.4% interest